Exhibit 99.2

September 4, 2019

Ms. Joey Wat

Chief Executive Officer

Yum China Holdings, Inc.

20 Tian Yao Qiao Road

Shanghai, China

Dear Joey,

I hereby submit my resignation as Chief Financial Officer of Yum China Holdings, Inc. effective on October 15, 2019. Although I have very much enjoyed my time at the company, it is time for me to move on to my next professional opportunity and relocate back to Hong Kong to be closer with my family.

Please accept my deepest gratitude for all you and our fellow colleagues have done for me in the past three years. I cannot thank you enough for all that I have learned and all the opportunities you have generously bestowed upon me during my tenure here. While my three years with the company rushed by, I will always look back with affection, satisfaction and pride at our accomplishments.

If there is anything at all I can do to make the transition a smooth one, please do not hesitate to reach out.

Once again, thank you for the guidance you have shown me during my time at Yum China Holdings, Inc. I have been very fortunate to have had the chance to work with the best people and minds in the restaurant industry, and I look forward to hearing about the company’s future successes.

Sincerely,

Jacky Lo